Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT, entered into as a condition of employment between Mothers Work, Inc., a Delaware corporation (the “Company”), and Lisa Hendrickson (the “Employee”) on January 18, 2008.

WHEREAS, the Company and the Employee have previously entered into an at will employment relationship and desire to continue it on the terms herein in connection with Employee’s promotion to the Position (defined below); and

WHEREAS, the Employee will, as a result of Employee’s particular position during employment with the Company, continue to be provided access to trade secrets and confidential information, including the Company’s products, suppliers, pricing, costs and distribution processes, related to the business carried on by the Company; and

WHEREAS, in an effort to protect the Company’s trade secrets and confidential information, amongst other reasons, the Company and the Employee desire to set forth in writing certain terms and conditions of their employment relationship including, but not limited to, restrictions imposed upon the Employee pertaining to use by the Employee of such information.

NOW, THEREFORE, THE PARTIES hereto agree that the following terms and conditions shall govern their employment relationship, subject to approval of the Board of Directors of the Company (the “Board”) as specified in Section 13 below.

1.                                       DUTIES:  The Company will continue to employ Employee and Employee hereby accepts continued employment with the Company as the Chief Merchandising Officer of the Company (the “Position”). Employee shall render such services, perform such duties and act in such capacities for the Company as may be prescribed from time to time by the Company.

2.                                       TERM:  The Employee’s employment is at will and may be terminated at any time by the Employee or by the Company with or without cause.  For the purposes hereof, the term “cause” shall mean reasonable job-related grounds for dismissal based on a failure or inability of the Employee satisfactorily to perform the Employee’s job duties, disruption of the Company’s operations, or other legitimate business reasons as determined at Company’s discretion.  Except in the event of termination of Employee by Company for cause, either party shall provide the other with two weeks’ advance notice (or for Employee, such longer period as provided for in the Team Member Handbook) prior to termination of employment.  Company may elect to pay Employee two weeks’ pay in lieu of such notice period.

3.                                       EXTENT OF SERVICES:

                                                During her employment by the Company, Employee will not, directly or indirectly, engage in any other business activities or pursuits whatsoever, except: (i) activities in connection with any charitable or civic activities, (ii) personal investments, (iii) service as an executor, trustee or in other similar fiduciary capacity, or (iv) other activities specifically authorized by the Compensation

Committee of the Board; provided, however, that any of the foregoing exceptions do not: (x) interfere with Employee’s performance of responsibilities and obligations pursuant to this Agreement, or (y) create a conflict of interest with Employee’s responsibilities to the Company.

4.                                       COMPENSATION AND BENEFITS:  The Company shall pay to the Employee and the Employee agrees to accept from the Company, in full payment for the Employee’s services hereunder, the annual salary as indicated in an offer letter to Employee or as otherwise agreed to by the parties.  The offer letter is incorporated by reference to the extent not inconsistent with the terms of this Agreement.  The Employee shall receive such benefits as are customarily provided by the Company to employees as described in the Company’s Team Member Handbook and in the Company’s benefit summary plan descriptions and plan documents, which are subject to change from time to time, within the sole discretion of the Company and in accordance with applicable law.  If the Employee gives notice of termination that is, from the last day of employment, less than the period provided for in the Company’s Team Member Handbook or as otherwise indicated by Company, the Employee shall forfeit any Company benefits or other monies due (vacation, etc.).

5.                                       CONFIDENTIAL INFORMATION:  Confidential Information means information which the Company regards as confidential or proprietary and which the Employee learns or develops during or related to their employment, including, but not limited to, information relating to:

a.               the Company’s products, suppliers, pricing, costs, sourcing, design, fabric and distribution processes;

b.              the Company’s marketing plans and projections;

c.               lists of names and addresses of the Company’s employees, agents, factories and suppliers;

d.              the methods of importing and exporting used by the Company;

e.               manuals and procedures created and/or used by the Company;

f.                 trade secrets or other information that is used in the Company’s business, and which give the Company an opportunity to obtain an advantage over competitors who do not know such trade secrets or how to use the same; and

g.              software in various stages of development (source code, object code, documentation, flow charts), specifications, models, data and customer information.

Employee assigns to Company any rights Employee may have in any Confidential Information.  Employee shall not disclose any Confidential Information to any third-party or use any Confidential Information for any purposes other than as authorized by the Company.

6.                                       SURRENDER OF MATERIALS:  The Employee hereby agrees to deliver to the Company promptly upon request or on the date of termination of the Employee’s employment, all documents, copies thereof and other materials in the Employee’s possession pertaining to the business of the Company and its customers, including, but not limited to, Confidential Information (and each and every copy, disk, abstract, summary or reproduction of the same made by or for the Employee or acquired by the Employee), and thereafter to promptly return documents and copies thereof and other material in the Employee’s possession.  The Employee will be responsible for the value of all Company or customer property that is not timely returned.  Employee authorizes the Company to deduct the fair market value of such property from any monies owed to Employee.

7.                                       DISCLOSURE OF INFORMATION AND SOLICITATION OF EMPLOYEES; NON-COMPETE; CONFIDENTIAL INFORMATION OF THIRD PARTIES:  The Employee acknowledges that the Company has developed and maintains at great expense, a valuable supplier network, supplier contacts, many of which are of longstanding, product designs, and other information of the type described in paragraph 5 of this Agreement, and that in order to pursue Employee’s employment gainfully under the Agreement, Employee will be given Confidential Information concerning such suppliers and products, including information concerning such suppliers’ purchasing personnel, policies, requirements, and preferences, and such product’s design, manufacture and marketing.

a.               Accordingly, the Employee agrees that during the period of Employee’s employment and for twenty-four (24) months after termination of employment with the Company by Employee or by Company, for any reason, with or without cause, the Employee will not directly or indirectly:

(i) on Employee’s behalf or on behalf of any other person or entity, perform any act with respect to the design, manufacture, sale, attempted sale or promotion of the sale of any Conflicting Product.

(ii) own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Employee’s name to be used in connection with any:  (a) entity offering for sale or contemplating offering for sale any Conflicting Product, or (b) any entity which during the twenty-four (24) month period prior to such termination was contacted by or the responsibility of the Employee or any person under the Employee’s supervision or direction; this includes applicable agents and suppliers, or (c) Competing Business, or (d) any entity which would require by necessity use of Confidential Information.

The term “Conflicting Product” shall mean any product, process or service which is the same as, similar to, or in any manner competitive with any Company product (which includes third-party products that are distributed by Company), process, or service.  Conflicting Product includes, but is not limited to maternity and nursing apparel and related accessories.

The term “Competing Business” shall mean any business or enterprise engaged in the design, manufacture or sale of any maternity or nursing apparel or related accessories, or in any other business engaged in by the Company at the time of Employee’s termination of employment from the Company within:  (x) a state or commonwealth of the United States or the District of Columbia, or (y) any foreign country, in which the Company has engaged in any such business within the prior year or has undertaken preparations to engage.

b.              During the period of Employee’s employment by the Company and for twenty-four (24) months thereafter, the Employee will not induce, attempt to induce or in any way assist any other person in inducing or attempting to induce any employee or agent of the Company to terminate their relationship with the Company.  Further, during such period Employee will not directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity employ or solicit for employment any current or former Company employee or agent.

c.               If there is a breach or threatened breach of any of the foregoing provisions of this section, or any other obligation contained in this Agreement, the Company shall be entitled to an injunction restraining the Employee from any such breach without the necessity of proving actual damages, and the Employee waives the requirement of posting a bond.  Nothing herein, however, shall be construed as prohibiting the Company from pursuing other remedies for such breach or threatened breach.

d.              Employee agrees not to disclose to Company or use for its benefit any confidential information that Employee may possess from any prior employers or other sources.

8.                                       OTHER CONDITIONS OF EMPLOYMENT:  The Employee shall be subject to other terms and conditions of employment as set forth in the prevailing Company: (a) Team Member Handbook, (b) bonus or equity incentive programs, and (c) any other Company policies or benefits, all of which shall be subject to interpretation and change from time to time at the sole discretion of the Company.

9.                                       GOVERNING LAW AND RELATED MATTERS: This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.  Employee agrees that in the event of any violation of this Agreement, or any other matter arising out of or relating to this Agreement, an action may be removed to or commenced by Employer in any federal or state court of competent jurisdiction in the Commonwealth of Pennsylvania.  Employee hereby waives, to the fullest extent permitted by law, any objection that Employee may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum.  Employee agrees that effective service of process may be made upon Employee by mail to any address Employee has provided to Company.  In the event Employer files suit against Employee for any reason, or in the event Employer is otherwise involved in litigation concerning this Agreement or the employment relationship between the parties, and a court of competent jurisdiction finds in favor of Employer on any such matter, Employee shall reimburse Employer its reasonable costs and attorney’s fees incurred in connection with such suit.

The various parts of this Agreement are intended to be severable.  Should any part be rendered or declared invalid be reason of any legislation or by a decree of a court of competent jurisdiction, such part shall be deemed modified to the extent required by such legislation or decree and the invalidation or modification of such part shall not invalidate or modify the remaining parts hereof.  Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law.  The Employee agrees that such scope may be judicially modified accordingly.

10.           ASSIGNMENT:  The Company may assign its interest in connection with this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such successor assumes in writing all of the obligations of the Company under this Agreement.

11.           ENTIRE AGREEMENT:  This Agreement supersedes and replaces any and all prior terms of Employee’s employment relationship with the Company, including, without limitation, those contained in the Employment Agreement dated November 28, 2001 between the Company and Employee.  This Agreement represents the full and complete understanding between the Company and the Employee with respect to the subject matter hereof and supersedes all prior representations and understandings, whether oral or written and, except as provided for herein, shall not be modified except upon written amendment executed by Employee and an officer of Company holding the position of Vice President or above.

12.           ACKNOWLEDGMENT:  Employee acknowledges that Employee was provided with an unsigned copy of this Agreement in advance of continuing employment, and was accorded ample opportunity to read, ask questions, seek clarification, and seek whatever counsel relative to the Agreement Employee desired.  Employee further acknowledges receipt of a signed copy of this Agreement and that Employee has read and understands all of its terms and conditions.

13.          APPROVAL OF BOARD OF DIRECTORS:  The promotion of the Employee to the Position and the effectiveness of this Agreement are each subject in all respects to the approval of the Board.  Absent Board approval, this Agreement shall not be considered effective and will be considered null and void.

IN WITNESS WHEREOF, the parties have executed this instrument the day and year above and below written.

MOTHERS WORK, INC.		EMPLOYEE

By:	/s/ Dan W. Matthias	By:	/s/ Lisa Hendrickson
Title: Chief Executive Officer		Printed Name:	Lisa Hendrickson
Date:	January 18, 2008	Date:	January 18, 2008
Executed At:	Philadelphia, PA	Executed At:	Philadelphia, PA